Exhibit (b)(2)

FIDUS MEZZANINE CAPITAL, L.P.
SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Dated as of _______ __, 2011

Fidus Mezzanine Capital, L.P.

i

Fidus Mezzanine Capital, L.P.

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP dated and effective as of _______ __, 2011, among Fidus Investment GP, LLC, a Delaware limited liability company (the “General Partner”), in its capacity as general partner of the Partnership, Fidus Investment Corporation, a Maryland corporation, in its capacity as the sole limited partner of the Partnership (“FIC”) and the other individuals and entities as may from time to time become parties to this Agreement as hereinafter provided.
     WHEREAS, Fidus Mezzanine Capital GP, LLC, as the general partner of the Partnership (the “Old General Partner”), and the limited partners of the Partnership named therein, entered into that certain Amended and Restated Agreement of Limited Partnership dated as of August 30, 2007 (the “Original Agreement”);
     WHEREAS, the Partnership, FIC and [Fidus LP Merger Sub, L.P., a Delaware limited partnership] (“Merger Sub”), entered into an Agreement and Plan of Merger dated as of __________ (the “Fund Merger Agreement”), pursuant to which Merger Sub is merging with and into the Partnership, with the Partnership being the surviving entity, and the partnership interests held by the limited partners of the Partnership are being converted into shares of common stock of FIC;
     WHEREAS, the General Partner, FIC and the Old General Partner entered into an Agreement and Plan of Merger dated as of ____________ (the “GP Merger Agreement”), pursuant to which the Old General Partner is merging with and into the General Partner, with the General Partner being the surviving entity, and the ownership interests held by the members of the Old General Partner are being converted into shares of common stock of FIC;
     WHEREAS, upon the closing of the transactions contemplated by the Fund Merger Agreement and the GP Merger Agreement, FIC will be the sole limited partner of the Partnership, and the General Partner will be the sole general partner of the Partnership; and
     WHEREAS, immediately following the closing of the transactions contemplated by the Fund Merger Agreement and the GP Merger Agreement, the General Partner and FIC desire to amend and restate the Original Agreement in its entirety by entering into this Agreement.
     NOW, THEREFORE, the parties, in consideration of their mutual agreements stated in this Agreement, agree to become partners and to continue the Partnership as a limited partnership under the Act. The purpose of the Partnership is to operate as a small business investment company under the SBIC Act, licensed by SBA for the period and upon the terms and conditions stated in this Agreement. The parties further agree as follows:

ARTICLE 1
General Provisions
Section 1.01 Definitions.
Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to them in the SBIC Act. For the purposes of this Agreement, the following terms have the following meanings:
“Act” means the Delaware Revised Uniform Limited Partnership Act, as amended.
“Additional Private Limited Partners” has the meaning stated in Section 5.04.
“Affiliate” has the meaning stated in the SBIC Act.
“Agreement” means this second amended and restated agreement of limited partnership, as amended from time to time. References to this Agreement will be deemed to include all provisions incorporated in this Agreement by reference.
“Assets” means common and preferred stock (including warrants, rights and other options relating to such stock), notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of indebtedness, and other properties or interests commonly regarded as securities, and in addition, interests in real property, whether improved or unimproved, and interests in personal property of all kinds (tangible or intangible), choses in action, and cash, bank deposits and so-called “money market instruments”.
“Assets Under Management” means, as of any specified date, the value of all Assets owned by the Partnership (the value to be determined as provided in this Agreement), including contributions requested and due from Partners and uncalled amounts of Commitments that are included in the Partnership’s regulatory capital (as such term is used in the SBIC Act), less the amount of any liabilities of the Partnership, determined in accordance with generally accepted accounting principles, consistently applied.
“Associate” has the meaning stated in the SBIC Act.
“Board of Directors” has the meaning set forth in Section 3.01(a).

“Business Day” means any day other than a Saturday or Sunday, or a day on which banking institutions are authorized to be closed in the state of Delaware.
“Capital Account” means the account of each Partner that reflects its interest in the Partnership determined in accordance with Section 6.03.
“Certificate of Limited Partnership” means the certificate of limited partnership with respect to the Partnership filed for record in the office of the Secretary of State of Delaware.
“Closing Capital Account” means, with respect to any fiscal period, the Opening Capital Account of each Partner for the fiscal period adjusted to reflect allocations made to the Capital Account of such Partner during such fiscal period in accordance with Section 6.03.
“Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder and interpretations thereof promulgated by the Internal Revenue Service, as in effect from time to time.
“Commitments” means the capital contributions to the Partnership that the Partners have made or are obligated to make to the Partnership. The amounts and terms of the Commitments of the General Partner and the Private Limited Partners will be as stated in this Agreement.
“Control Person” has the meaning stated in the SBIC Act.
“Debentures” has the meaning stated in the SBIC Act.
“Designated Party” means any of the General Partner, any Investment Adviser/ Manager, and any partner, member, manager, stockholder, director, officer, employee or Affiliate of the General Partner and any Investment Adviser/ Manager.
“Distributable Security” has the meaning stated in the SBIC Act.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder and interpretations thereof promulgated by the Department of Labor, as in effect from time to time.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations thereunder and interpretations thereof promulgated by the Securities and Exchange Commission, as in effect from time to time.

“FIC” has the meaning stated in the preamble.
“Funded Commitment Amount” means the amount of each Partner’s Commitment which has actually been funded through a capital contribution.
“General Partner” means the general partner or general partners of the Partnership, as set forth in this Agreement.
“Indemnifiable Costs” means all costs, expenses, damages, claims, liabilities, fines and judgments (including the reasonable cost of the defense, and any sums which may be paid with the consent of the Partnership in settlement), incurred in connection with or arising from a claim, action, suit, proceeding or investigation, by or before any court or administrative or legislative body or authority.
“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the regulations thereunder and interpretations thereof promulgated by the Securities and Exchange Commission, as in effect from time to time.
“Investment Company Act” means the Investment Company Act of 1940, as amended, and the regulations thereunder and interpretations thereof promulgated by the Securities and Exchange Commission, as in effect from time to time.
“Investment Adviser/Manager” has the meaning stated in the SBIC Act.
“Leverage” has the meaning stated in the SBIC Act.
“Management Compensation” means the amounts payable by the Partnership to the General Partner or Investment Adviser/Manager, as provided in Section 3.05.
“Management Fee Base” means the Partnership’s total assets (other than cash or cash equivalents but including assets purchased with borrowed amounts), calculated based on the average of the Partnership’s total assets (other than cash or cash equivalents but including assets purchased with borrowed amounts) at the end of the two most recently completed calendar quarters; provided, however, that the Management Fee Base shall be adjusted for any share issuances or repurchases during the calendar quarter.
“Management Fee Rate” means 1.75% per annum.
“Net Losses” means, with respect to any fiscal period, the excess, if any, of:

(i)	all expenses and losses incurred during the fiscal period by the Partnership from all sources over

(ii)	the aggregate revenue, income and gains realized during the fiscal period by the Partnership from all sources.
For purposes of determining Net Losses:
(A)	items will be taken into account to the extent that (1) they are includable as items of income, credit, loss or deduction for Federal income tax purposes (including items described in Section 705(a)(2)(B) of the Code, or treated as so described in Treasury Regulation § 1.704-1(b)(2)(iv)(i)) or, (2) in the case of items of income, they constitute income that is exempt from Federal income tax; and

(B)	if any Noncash Asset is distributed in kind, it will be deemed sold at the value established at the most recent valuation of the Noncash Asset under this Agreement (or such other valuation date as is required under the SBIC Act) and any unrealized appreciation or depreciation with respect to the Noncash Asset will be deemed realized and included in the determination of Net Losses.
“Net Profits” means, with respect to any fiscal period, the excess, if any, of:
(i)	the aggregate revenue, income and gains realized during the fiscal period by the Partnership from all sources over

(ii)	all expenses and losses incurred during the fiscal period by the Partnership from all sources.
For purposes of determining Net Profits:
(A)	items will be taken into account to the extent that (1) they are includable as items of income, credit, loss or deduction for Federal income tax purposes (including items described in Section 705(a)(2)(B) of the Code, or treated as so described in Treasury Regulation § 1.704-1(b)(2)(iv)(i)) or, (2) in the case of items of income, constitute income that is exempt from Federal income tax; and

(B)	if any Noncash Asset is distributed in kind, it will be deemed sold at the value established at the most recent valuation of the Noncash Asset under this Agreement (or such other valuation date as is required under the SBIC Act) and any unrealized appreciation or depreciation with respect to the Noncash Asset will be deemed realized and included in the determination of Net Profits.
“Noncash Asset” means any Asset of the Partnership other than cash.
“Opening Capital Account,” with respect to any fiscal period, means:
(i)	with respect to any Partner admitted during the fiscal period, the Partner’s initial capital contribution (or in the case of any Partner admitted as a transferee of all or part of the interest in the Partnership of another Partner, with respect to such transferred interest in the Partnership, that portion of the transferor’s initial capital contribution transferred to the transferee); and
(ii)	with respect to any Partner admitted during any prior fiscal period (other than a Partner who has withdrawn as of the last day of the preceding fiscal period), the Partner’s Closing Capital Account for the preceding fiscal period (or in the case of any Partner admitted as a transferee of all or part of the interest in the Partnership of another Partner, with respect to such transferred interest in the Partnership, that portion of the transferor’s Closing Capital Account transferred to the transferee).
“Outstanding Leverage” means the total amount of outstanding securities (including, but not limited to, Debentures) issued by the Partnership, which qualify as Leverage and have not been redeemed or repaid as provided in the SBIC Act.
“Partners” means the General Partner and the Private Limited Partners.
“Partnership” means the limited partnership established by this Agreement and the Certificate of Limited Partnership.
"________ percent (__%) in interest of the Private Limited Partners” means Private Limited Partners whose capital contributions represent such percentage of the capital contributions of all Private Limited Partners as of the time of determination.
“Private Limited Partners” means any limited partners of the Partnership.

“Regulatory Capital” has the meaning stated in the SBIC Act.
“SBA” means the United States Small Business Administration.
“SBA Agreements” has the meaning stated in Section 10.11.
“SBIC” means a small business investment company licensed under the SBIC Act.
“SBIC Act” means the Small Business Investment Act of 1958, as amended, and the rules and regulations thereunder and interpretations thereof promulgated by SBA, as in effect from time to time.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the regulations thereunder and interpretations thereof promulgated by the SEC, as in effect from time to time.
“Special Private Limited Partner” has the meaning stated in Section 4.06 and Section 8.03(c).
Section 1.02 Name.
(a)	The name of the Partnership will be “Fidus Mezzanine Capital, L.P.”

(b)	Subject to the prior approval of SBA, the General Partner has the power at any time to:
(i)	change the name of the Partnership; and

(ii)	qualify the Partnership to do business under any name when the Partnership’s name is unavailable for use, or may not be used, in a particular jurisdiction.
(c)	The General Partner will give prompt notice of any action taken under this Section to each Partner and SBA.
Section 1.03 Principal Office; Registered Office; and Qualification.
(a)	The principal office of the Partnership will be at 1603 Orrington Avenue, Suite 820, Evanston, Illinois 60201, or such other place as may from time to time be designated by the General Partner, subject to the approval of SBA.

(b)	The registered office of the Partnership in the State of Delaware will be located at 160 Greentree Drive, Suite 101, Dover, Delaware 19904, Kent County. The name of the registered agent for the Partnership will be National Registered Agents, Inc. The General Partner may from time to time change the registered agent and registered office of the Partnership.

(c)	The General Partner will qualify the Partnership to do business in each jurisdiction where the activities of the Partnership make such qualification necessary.

(d)	The General Partner will give prompt notice of any action taken under this Section to each Partner and SBA.
Section 1.04 Commencement and Duration.
(a)	The Partnership commenced upon the filing for record of the Certificate of Limited Partnership in the office of the Secretary of the State of Delaware.

(b)	The Partnership will be dissolved and wound up at the time and in the manner provided for in Article 8.
Section 1.05 Admission of Partners.
(a)	No person may be admitted as a General Partner or a Private Limited Partner without subscribing and delivering to the Partnership a counterpart of this Agreement, or other written instrument, which sets forth:
(i)	the name and address of the Partner,

(ii)	the Commitment of the Partner, and

(iii)	the agreement of the Partner to be bound by the terms of this Agreement.
(b)	Without the prior approval of SBA, no person may be admitted as:
(i)	a General Partner, or

(ii)	a Private Limited Partner with an ownership interest of ten percent (10%) or more of the Partnership’s capital.
(c)	The General Partner will compile, and amend from time to time as necessary, Schedule A attached to this Agreement, which will list:

(i)	the name and address of the General Partner and each Private Limited Partner, and
(ii)	the Commitment of the General Partner and each Private Limited Partner to the Partnership.
(d)	The addition to the Partnership at any time of one or more Partners will not be a cause for dissolution of the Partnership, and all the Partners will continue to be subject to the provisions of this Agreement in all respects.
Section 1.06 Representations of Partners.
(a)	This Agreement is made with the General Partner in reliance upon the General Partner’s representation to the Partnership and SBA, that:
(i)	it is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business under the laws of each state where such qualification is required to carry on the business of the Partnership;
(ii)	it has full power and authority to execute and deliver this Agreement and to act as General Partner under this Agreement;
(iii)	this Agreement has been authorized by all necessary actions by it, has been duly executed and delivered by it, and is a legal, valid and binding obligation of it, enforceable according to its terms; and
(iv)	the execution and delivery of this Agreement and the performance of its obligations under this Agreement will not conflict with, or result in any violation of, or default under, any provision of any governing instrument applicable to it, or any agreement or other instrument to which it is a party or by which it or any of its properties are bound, or any provision of law, statute, rule or regulation, or any ruling, writ, order, injunction or decree of any court, administrative agency or governmental body applicable to it.
(b)	This Agreement is made with each Private Limited Partner in reliance upon each Private Limited Partner’s representation to the General Partner, the Partnership and SBA, that:
(i)	it has full power and authority to execute and deliver this Agreement and to act as a Private Limited Partner under this Agreement; this Agreement has been authorized by all necessary actions by it; this Agreement has been duly executed and delivered by it; and this Agreement is a legal, valid and binding obligation of it, enforceable against it according to its terms;
(ii)	the execution and delivery of this Agreement and the performance of its obligations under this Agreement do not require the consent of any third party not previously obtained, and will not conflict with, or result in any violation of, or default under, any provision of any governing instrument applicable to it, or any agreement or other instrument to which it is a party or by which it or any of its properties are bound, or any provision of law, statute, rule or regulation, or any ruling, writ, order, injunction or decree of any court, administrative agency or governmental body applicable to it;
(iii)	if the Private Limited Partner is a bank (as the term is used in the SBIC Act, at 15 U.S.C. § 682(b)), the total amount of such Private Limited Partner’s investments in SBICs, including such Private Limited Partner’s interest in the Partnership, does not exceed five percent (5%) of such Private Limited Partner’s capital and surplus;
(iv)	unless otherwise disclosed to the Partnership in writing, the Partner is a citizen or resident of the United States, an entity organized under the laws of the United States or a state within the United States or an entity engaged in a trade or business within the United States; and
(v)	unless otherwise disclosed to the Partnership in writing, the Partner is not subject to Title I of ERISA.
(c)	Each Partner who has disclosed to the Partnership in writing that it is not a person described in Section 1.06(b)(iv), agrees to provide the Partnership with any information or documentation necessary to permit the Partnership to fulfill any tax withholding or other obligation relating to the Partner, including but not limited to any documentation necessary to establish the Partner’s eligibility for benefits under any applicable tax treaty.
Section 1.07 Notices With Respect to Representations by Private Limited Partners.
(a)	If any representation made by a Private Limited Partner in Section 1.06(b)(i), (ii), (iii), (iv) or (v) ceases to be true, then the Private Limited Partner will promptly provide the Partnership with a correct separate written representation as provided in each such Section.

(b)	The Partnership will give SBA prompt notice of any corrected representation received from any Private Limited Partner under Section 1.07(a).
Section 1.08 Liability of Partners.
(a)	Losses, liabilities and expenses incurred by the Partnership during any fiscal year will be allocated among the Partners in accordance with the procedures for allocating Net Losses as provided in Section 6.03.

(b)	The General Partner has the liability for the liabilities of the Partnership provided for in the Act and the SBIC Act. The General Partner will not:
(i)	be obligated to restore by way of capital contribution or otherwise any deficits in the respective Capital Accounts of the Private Limited Partners should such deficits occur, or

(ii)	have any greater obligation with respect to any Outstanding Leverage than is required by the SBIC Act or by SBA.
(c)	Except as otherwise provided under the Act and the SBIC Act, no Private Limited Partner will be liable for any loss, liability or expense whatsoever of the Partnership. Notwithstanding the preceding sentence, a Private Limited Partner will remain liable for any portion of such Private Limited Partner’s Commitment not paid to the Partnership.

(d)	If a Private Limited Partner is required to return to the Partnership, for the benefit of creditors of the Partnership, amounts previously distributed to the Private Limited Partner, the obligation of the Private Limited Partner to return any such amount to the Partnership will be the obligation of the Private Limited Partner and not the obligation of the General Partner. No Private Limited Partner will be liable under this Agreement for the obligations under this Agreement of any other Partner.

(e)	Nothing in this Agreement limits any liability of any Partner under any agreement between the Partner and SBA.
ARTICLE 2
Purpose and Powers
Section 2.01 Purpose and Powers.
(a)	The Partnership is organized solely for the purpose of operating as a small business investment company under the SBIC Act and conducting the activities described under Title III of the SBIC Act. The

Partnership has the powers and responsibilities, and is subject to the limitations, provided in the SBIC Act. The operations of the Partnership and the actions taken by the Partnership and the Partners will be conducted and taken in compliance with the SBIC Act.
(b)	Subject to Section 2.01(a), the Partnership may make, manage, own and supervise investments of every kind and character in conducting its business as a small business investment company.

(c)	Subject to the provisions of the SBIC Act, the Partnership has all powers necessary, suitable or convenient for the accomplishment of the purposes set forth in Section 2.01(a) and Section 2.01(b), alone or with others, as principal or agent, including without limitation, to engage in any lawful act or activity for which limited partnerships may be organized under the Act.
Section 2.02 Investment Limitations.
Notwithstanding any provision of Section 2.01(b), the Partnership will not place more than 30% of its Regulatory Capital in any Small Business (the “Overline Limit”); provided, however, that if the SBIC Act is amended in the future in a manner that would permit an SBIC to invest a larger amount into a Small Business, or if otherwise consented to by the SBA, then such Overline Limit shall automatically, and without amending this Agreement, be increased to the maximum Overline Limit then permitted under the SBIC Act or otherwise consented to by the SBA, as applicable.
Section 2.03 ERISA Matters.
The Partnership shall use its reasonable best efforts to ensure that no more than 25% in interest of all Private Limited Partners (as measured by their aggregate Capital Accounts) are “benefit plan investors” (within the meaning of Department of Labor Regulation § 2510.3-101(f)(2), 51 Fed. Reg. 41,282 (November 13, 1986) or any amendment or successor regulation), and to the extent that the Partnership has “benefit plan investors”, the Partnership will use its best efforts to ensure that it qualifies as a “venture capital operating company” (within the meaning of Department of Labor Regulation § 2510.3-101(d), 51 Fed. Reg. 41,281 (November 13, 1986) or any amendment or successor regulation).
ARTICLE 3
Management
Section 3.01 Authority of General Partner.
(a)	The management and operation of the Partnership and the formulation of investment policy is vested exclusively in the General Partner.

Pursuant to the powers vested in the General Partner under this Section 3.01(a) of this Agreement and Section 17-403(c) of the Act, notwithstanding any provision in this Agreement to the contrary, the General Partner hereby delegates the authority to manage the business and affairs of the Partnership to the Board of Directors of the Partnership (the “Board of Directors”). The Board of Directors will be selected annually by the affirmative vote of Partners, voting as a single class, whose capital contributions represent at least 51% of the capital contributions of all Partners at the time of determination. All members of the Board of Directors of the Partnership will also be directors of FIC; provided, however, that no person may serve as a director of the Partnership, other than the initial directors, without the prior written approval of the SBA. The initial directors of the Partnership are Edward H. Ross, Thomas C. Lauer, Wayne Robinson, Charles Hyman and Charles Phillips, who comprise all of the directors of FIC. At all times that the Partnership is a registrant under the Investment Company Act and has in effect an election to be treated as a business development company under the Investment Company Act, a majority of the Board of Directors (or such higher percentage as may be required by the Investment Company Act) will be persons who are not “interested persons” of the Partnership or its “affiliates” within the definition of that term provided by Section 2(a)(19) of the Investment Company Act (or any successor provision). The Board of Directors will operate in accordance with the governance provisions contained in the bylaws of FIC. Notwithstanding anything contained herein to the contrary, the following duties will remain vested in the General Partner: (1) the authority to bind the Partnership as provided in Section 3.01(b) of this Agreement and (2) the authority to perform any action that the Act requires be performed by a general partner of a limited partnership (and which may not be performed by a delegate of a general partner). Further, should the General Partner seek to amend this Agreement or take any additional substantive, non-ministerial action in the name of the Partnership, the General Partner shall obtain the prior approval of a majority of the Board of Directors. In addition, if the Board of Directors shall elect to amend this Agreement and any such amendment shall be approved by the SBA (to the extent so required) in writing, the General Partner shall execute such amendment. Each member of the Board of Directors will be a “Designated Party” for purposes of this Agreement; provided, however, that the liability of any member of the Board of Directors will not be limited to the extent prohibited by the Investment Company Act.
(i)	So long as the Board of Directors remains the Board of Directors of the Partnership and so long as the Partnership is licensed as an SBIC, the Board of Directors will comply with the requirements of the SBIC Act, including, without limitation, 13 C.F.R. §107.160(a) and (b), as in effect from time to time.

(ii)	At such time as the Partnership is no longer a registrant under the Investment Company Act, the provisions of this Agreement relating to the Board of Directors shall be deemed removed from this Agreement without further action of the Partners.
(b)	The act of the General Partner in carrying on the business of the Partnership will bind the Partnership.

(c)	In the case of any General Partner other than a natural person, at any time that the Partnership is licensed as an SBIC, the General Partner will not allow any person to serve as a general partner, director, officer or manager of the General Partner, unless such person has been approved by SBA.

(d)	So long as the General Partner remains the general partner of the Partnership:
(i)	it will comply with the requirements of the SBIC Act, including, without limitation, 13 C.F.R. § 107.160(a) and (b), as in effect from time to time; and

(ii)	in the case of any General Partner other than a natural person, except as set forth in Section 3.01(d)(iii), it will devote all of its activities to the conduct of the business of the Partnership and will not engage actively in any other business, unless its engagement is related to and in furtherance of the affairs of the Partnership.

(iii)	The General Partner may, however:
(A)	act as the general partner or Investment Adviser/Manager for one or more other SBICs, and

(B)	receive, hold, manage and sell Assets received by it from the Partnership (or other SBIC for which it acts as general partner or Investment Adviser/Manager), or through the exercise or exchange of Assets received by it from the Partnership (or other SBIC for which it acts as general partner or Investment Adviser/Manager).
Section 3.02 Authority of the Private Limited Partners.
The Private Limited Partners will take no part in the control of the business of the Partnership, and the Private Limited Partners will not have any authority to act for or on behalf of the Partnership except as is specifically permitted by this Agreement.

Section 3.03 The Investment Adviser/Manager.
(a)	Subject to the SBIC Act, the General Partner may delegate any part of its authority to an Investment Adviser/Manager.

(b)	Any agreement delegating any part of the authority of the General Partner to an Investment Adviser/Manager will:
(i)	be in writing, executed by the General Partner, the Partnership and the Investment Adviser/Manager,

(ii)	specify the authority so delegated, and

(iii)	expressly require that such delegated authority will be exercised by the Investment Adviser/Manager in conformity with the terms and conditions of such agreement, this Agreement and the SBIC Act.
(c)	Each agreement with an Investment Adviser/Manager under Section 3.03(a) will be binding upon the General Partner and any succeeding General Partner in accordance with its terms.

(d)	Each agreement with an Investment Adviser/Manager, and any material amendment to any such agreement, is subject to the prior approval of SBA.

(e)	The initial Investment Adviser/Manager shall be Fidus Investment Advisors, LLC, a Delaware limited liability company.
Section 3.04 Restrictions on Other Activities of the General Partner and its Affiliates.
Except as provided in the SBIC Act and as otherwise specifically provided in this Agreement, no provision of this Agreement will be construed to preclude any (i) Partner, (ii) Investment Adviser/Manager, or (iii) Affiliate, general partner, member, manager or stockholder of any Partner or Investment Adviser/Manager, from engaging in any activity whatsoever or from receiving compensation therefor or profit from any such activity. Such activities may include, without limitation, (A) receiving compensation from issuers of securities for investment banking services, (B) managing investments, (C) participating in investments, brokerage or consulting arrangements or (D) acting as an adviser to or participant in any corporation, partnership, limited liability company, trust or other business person.
Section 3.05 Management Compensation.
(a)	As compensation (“Management Compensation”) for services rendered in the management of the Partnership, during the term of the Partnership, the Partnership will pay an annual management fee computed on a quarterly basis equal to the Management Fee Rate multiplied by the Management Fee Base. Notwithstanding the foregoing and anything to the contrary contained in this Agreement, during the Initial Investment Period, the Management Compensation paid shall not exceed two percent (2%) multiplied by the sum of Unreduced Regulatory Capital plus Assumed SBA Leverage. The “Initial Investment Period” shall mean the period commencing on the earliest of the following: (A) the date the Partnership’s SBIC license was approved, (B) the first date of financing of a portfolio concern, or (C) the first date any Management Compensation based on Assumed SBA Leverage was accrued or paid, and ending on the fifth anniversary of (A), (B), or (C), as the case may be. “Unreduced Regulatory Capital” shall mean the sum of (A) the Partnership’s Regulatory Capital at the time the fee is paid or begins to accrue, whichever is earlier (with increases or decreases recognized as set forth below), (B) any distributions previously made under Section 107.1570(b) of the Regulations which reduced Regulatory Capital, and (C) any distributions previously made under Section 107.585 of the Regulations which reduced Regulatory Capital by no more than 2.0% in any fiscal year or which the SBA approves for inclusion in the Fee Base. For the purpose of the immediately preceding sentence, increases or decreases to Regulatory Capital and Unreduced Regulatory Capital shall be recognized on the first day of the calendar quarter in which the Partnership notifies the SBA of such increase or decrease as evidenced by an executed capital certificate accepted by the SBA (which executed capital certificate shall be filed promptly). “Assumed SBA Leverage” shall mean the amount of leverage drawn or planned to be drawn by the Partnership, as reflected in the Partnership’s then current plan of operations approved by the SBA. Notwithstanding the foregoing and anything to the contrary contained in this Agreement, after the Initial Investment Period, the Management Compensation paid shall not exceed two percent (2%) multiplied by the cost of loans and investments for all “active” portfolio companies. An “active” portfolio company is defined as a company in which the Partnership has not disposed of or written off its investment and which remains an ongoing concern. However, for purposes of calculating the Management Fee Base, write downs of “active” portfolio companies shall be taken into account. In addition, companies valued at zero are considered written off for the purposes of this calculation. The cost of loans and investments used in this calculation will be the cost as of the first day of the fiscal quarter for which the fee is paid or begins to accrue. For the purpose of calculating Management Compensation, whether a portfolio company is “active,” and whether a financing of a portfolio company should be written off, are subject to SBA review.
(b)	Notwithstanding anything contained herein to the contrary if the Management Compensation is payable to an Investment Adviser/Manager, the Partnership will not pay any Management Compensation to the Investment Adviser/Manager until such time that the SEC has granted exemptive relief with respect to the payment of such compensation or the Investment Adviser/Manager otherwise determines that such compensation is permissible under the Investment Company Act (the “Management Compensation Determination Time”). Prior to the Management Compensation Determination Time, Management Compensation shall accrue and such accrued Management Compensation shall be payable in full by the Partnership to the Investment Adviser/Manager at the Management Compensation Determination Time.
(c)	The Partnership will not pay any Management Compensation with respect to any fiscal year in excess of the amount of Management Compensation approved by SBA.

(d)	The Management Compensation payable to the General Partner, the Investment Adviser/Manager or their Affiliates, as the case may be, shall not be considered a distribution of profits or return of capital to the General Partner, the Investment Adviser/Manager or their Affiliates, as the case may be, for the purpose of any provision of this Agreement, but shall be considered a deduction from Partnership income or increase in Partnership losses in determining Net Profits or Net Losses, or items of income or expense. If there is a final determination that any fee payable to the General Partner, the Investment Adviser/Manager or their Affiliates, as the case may be, under this section is not deductible by the Partnership for federal income tax purposes, the gross income for such year or subsequent years, as necessary, shall be specially allocated to the General Partner, the Investment Adviser/Manager or their Affiliates, as the case may be, until the gross income so allocated equals the total amount of such Management Compensation determined not to be deductible. If such special allocation to the General Partner, the Investment Adviser/Manager or their Affiliates, as the case may be, affects the allocations to the Private Limited Partners otherwise determined under this Agreement, the allocations to all Partners shall be adjusted proportionately.
Section 3.06 Payment of Management Compensation.
Management Compensation will be paid quarterly in arrears, with each installment to be equal to the Management Compensation earned for the quarter then-ended; provided however, that Management Compensation for any partial quarter shall be prorated based on the number of applicable days in such quarter.
Section 3.07 Partnership Expenses.
(a)	The General Partner and the Investment Adviser/Manager or their respective Affiliates will pay:
(i)	the compensation of all professional and other employees of the Partnership, the General Partner or the Investment Adviser/Manager who provide services to the Partnership;

(ii)	except as provided in Section 3.07(b), the cost of providing support and general services to the Partnership, including, without limitation:
(A)	office expenses;

(B)	travel;

(C)	business development;

(D)	office and equipment rental;

(E)	bookkeeping;

(F)	secretarial and clerical services;

(G)	the development, investigation and monitoring of investments; and

(H)	any other administrative and overhead expenses incurred in managing, originating and monitoring investments; and
(iii)	all other expenses of the Partnership not authorized to be paid by the Partnership under Section 3.07(b).
(b)	The Partnership will pay the following Partnership expenses:
(i)	all interest and expenses payable by the Partnership on any indebtedness incurred by the Partnership;

(ii)	all amounts payable to the SBA under the SBIC Act, and all amounts payable in connection with any Leverage commitment and any Outstanding Leverage;

(iii)	taxes payable by the Partnership to Federal, state, local and other governmental agencies;

(iv)	Management Compensation;

(v)	expenses incurred in the actual or proposed acquisition or disposition of Assets, including without limitation, accounting fees, brokerage fees, legal fees, transfer taxes and costs related to the registration or qualification for sale of Assets;
(vi)	legal, insurance (including any insurance as contemplated in Section 3.10(m)), accounting and auditing expenses;

(vii)	all expenses incurred by the Partnership in connection with commitments for or issuance of Leverage;

(viii)	fees or dues in connection with the membership of the Partnership in any trade association for small business investment companies or related enterprises;

(ix)	any syndication and similar costs;

(x)	any other out-of-pocket expenses or expenses incurred in organizing the Partnership; and

(xi)	any other costs of the Partnership not reimbursed by portfolio companies, including legal, auditing, consulting, financing, accounting and custodian fees and expenses; brokerage commissions and other transaction expenses; expenses associated with the Partnership’s financial statements, due diligence and other out of pocket expenses incurred in connection with transactions not consummated; insurance; other expenses associated with the acquisition, holding and disposition of portfolio investments, including extraordinary expenses (such as litigation, if any); and any taxes, fees or other governmental charges levied against the Partnership.
(c)	All Partnership expenses paid by the Partnership will be made against appropriate supporting documentation. The payment by the Partnership of Partnership expenses will be due and payable as billed.
Section 3.08 Valuation of Assets.
(a)	The Partnership will adopt written guidelines for determining the value of its Assets. Assets held by the Partnership will be valued by the General Partner and the Board of Directors in a manner consistent with the Partnership’s written guidelines and the SBIC Act. The Valuation Guidelines attached to this Agreement as Exhibit I are the Partnership’s written guidelines for valuation.

(b)	To the extent that the SBIC Act requires any Asset held by the Partnership to be valued other than as provided in this Agreement, the

General Partner and the Board of Directors will value the Asset in such manner as it determines to be consistent with the SBIC Act.
(c)	Assets held by the Partnership will be valued at least annually (or more often, as SBA may require), and will be valued at least semi-annually (or more often, as SBA may require) at any time that the Partnership has Outstanding Leverage.
Section 3.09 Standard of Care.
(a)	No Designated Party will be liable to the Partnership or any Partner for any action taken or omitted to be taken by it or any other Partner or other person in good faith and in a manner it reasonably believed to be in or not opposed to the best interests of the Partnership, and, with respect to any criminal action or proceeding, had no reasonable cause to believe its conduct was unlawful.

(b)	Neither any Private Limited Partner, nor any member of any Partnership committee or board who is not an Affiliate of the General Partner, will be liable to the Partnership or any Partner as the result of any decision made in good faith by the Private Limited Partner or member, in its capacity as such.

(c)	Any Designated Party, any Private Limited Partner and any member of a Partnership committee or board, may consult with independent legal counsel selected by it and will be fully protected, and will incur no liability to the Partnership or any Partner, in acting or refraining to act in good faith in reliance upon the opinion or advice of such counsel.

(d)	This Section does not constitute a modification, limitation or waiver of Section 314(b) of the SBIC Act, or a waiver by SBA of any of its rights under Section 314(b).

(e)	In addition to the standards of care stated in this Section, this Agreement may also provide for additional (but not alternative) standards of care that must also be met.
Section 3.10 Indemnification.
(a)	The Partnership will indemnify and hold harmless, but only to the extent of Assets Under Management (less any Outstanding Leverage not included as a liability in the computation of Assets Under Management), any Designated Party, from any and all Indemnifiable Costs which may be incurred by or asserted against such person or entity, by reason of any action taken or omitted to be taken on behalf of the Partnership and in furtherance of its interests.

(b)	The Partnership will indemnify and hold harmless, but only to the extent of Assets Under Management (less any Outstanding Leverage not included as a liability in the computation of Assets Under Management), the Private Limited Partners, and members of any Partnership committee or board who are not Affiliates of the General Partner or any Investment Adviser/Manager from any and all Indemnifiable Costs which may be incurred by or asserted against such person or entity, by any third party on account of any matter or transaction of the Partnership, which matter or transaction occurred during the time that such person has been a Private Limited Partner or member of any Partnership committee or board.
(c)	The Partnership has power, in the discretion of the General Partner, to agree to indemnify on the same terms and conditions applicable to persons indemnified under Section 3.10(b), any person who is or was serving, under a prior written request from the Partnership, as a consultant to, agent for or representative of the Partnership as a director, manager, officer, employee, agent of or consultant to another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by the person in any such capacity, or arising out of the person’s status as such.

(d)	No person may be entitled to claim any indemnity or reimbursement under Section 3.10(a), (b) or (c) in respect of any Indemnifiable Cost that may be incurred by such person which results from the failure of the person to act in accordance with the provisions of this Agreement and the applicable standard of care stated in Section 3.09. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, preclude a determination that such person acted in accordance with the applicable standard of care stated in Section 3.09.

(e)	To the extent that a person claiming indemnification under Section 3.10(a), (b) or (c) has been successful on the merits in defense of any action, suit or proceeding referred to in Section 3.10(a), (b) or (c) or in defense of any claim, issue or matter in any such action, suit or proceeding, such person must be indemnified with respect to such matter as provided in such Section. Except as provided in the foregoing sentence and as provided in Section 3.10(h) with respect to advance payments, any indemnification under this Section will be paid only upon determination that the person to be indemnified has met the applicable standard of conduct stated in Section 3.09(a) or Section 3.09(b).

(f)	A determination that a person to be indemnified under this Section has met the applicable standard stated in Section 3.09(a) or Section 3.09(b) may be made by (i) the General Partner, with respect to the indemnification of any person other than a person claiming indemnification under Section 3.10(a), (ii) a committee of the Partnership whose members are not affiliated with the General Partner or any Investment Adviser/Manager with respect to indemnification of any person indemnified under Section 3.10(a) or (iii) at the election of the General Partner, independent legal counsel selected by the General

Partner, with respect to the indemnification of any person indemnified under this Section, in a written opinion.
(g)	In making any determination with respect to indemnification under (f), the General Partner, a committee of the Partnership whose members are not affiliated with the General Partner or any Investment Adviser/Manager or independent legal counsel, as the case may be, is authorized to make the determination on the basis of its evaluation of the records of the General Partner, the Partnership or any Investment Adviser/Manager to the Partnership and of the statements of the party seeking indemnification with respect to the matter in question and is not required to perform any independent investigation in connection with any determination. Any party making any such determination is authorized, however, in its sole discretion, to take such other actions (including engaging counsel) as it deems advisable in making the determination.

(h)	Expenses incurred by any person in respect of any Indemnifiable Cost may be paid by the Partnership before the final disposition of any such claim or action upon receipt of an undertaking by or on behalf of such person to repay such amount unless it is ultimately determined as provided in Section 3.10(e) or (f) that the person is entitled to be indemnified by the Partnership as authorized in this Section.

(i)	The rights provided by this Section will inure to the benefit of the heirs, executors, administrators, successors, and assigns of each person eligible for indemnification under this Agreement.

(j)	The rights to indemnification provided in this Section are the exclusive rights of all Partners to indemnification by the Partnership. No Partner may have any other rights to indemnification from the Partnership or enter into, or make any claim under, any other agreement with the Partnership (whether direct or indirect) providing for indemnification.

(k)	The Partnership may not enter into any agreement with any person (including, without limitation, any Investment Adviser/Manager, Partner or any person that is an employee, officer, director, partner or shareholder, or an Affiliate, Associate or Control Person of any Partner) providing for indemnification of any such person (i) except as provided for under this Section, and (ii) unless such agreement provides for a determination with respect to the indemnification as provided under Section 3.10(f).

(l)	The provisions of this Section do not apply to indemnification of any person that is not at the expense (whether in whole or in part) of the Partnership.

(m)	The Partnership may purchase and maintain insurance on its own behalf, or on behalf of any person or entity, with respect to liabilities of the types described in this Section. The Partnership may purchase such insurance regardless of whether the person is acting in a capacity described in this Section or whether the Partnership would have the power to indemnify the person against such liability under the provisions of this Section.
Section 3.11 Partnership Committees.
The Partnership, the General Partner or its Affiliates may establish certain committees, as necessary.
ARTICLE 4
Small Business Investment Company Matters
Section 4.01 SBIC Act.
The provisions of this Agreement must be interpreted to the fullest extent possible in a manner consistent with the SBIC Act. If any provision of this Agreement conflicts with any provision of the SBIC Act (including, without limitation, any conflict with respect to the rights of SBA or the respective Partners under this Agreement), the provisions of the SBIC Act will control.
Section 4.02 Consent or Approval of, and Notice to, SBA.
(a)	The requirements of the prior consent or approval of, and notice to, SBA in this Agreement will be in effect at any time that the Partnership is licensed as an SBIC or has Outstanding Leverage. These requirements will not be in effect if the Partnership is not licensed as an SBIC and does not have any Outstanding Leverage.

(b)	Except as provided in the SBIC Act, a consent or approval required to be given by SBA under this Agreement will be deemed given and effective for purposes of this Agreement only if the consent or approval is:
(i)	given by SBA in writing, and

(ii)	delivered by SBA to the party requesting the consent or approval in the manner provided for notices to such party under Section 10.04.
Section 4.03 Provisions Required by the SBIC Act for Issuers of Debentures.
(a)	The provisions of 13 C.F.R. § 107.1810(i) are incorporated by reference in this Agreement as if fully stated in this Agreement.

(b)	The Partnership and the Partners consent to the exercise by SBA of all of the rights of SBA under 13 C.F.R. § 107.1810(i), and agree to take all actions that SBA may require in accordance with 13 C.F.R. § 107.1810(i).

(c)	This Section will be in effect at any time that the Partnership has outstanding Debentures, and will not be in effect at any time that the Partnership does not have outstanding Debentures.

(d)	Nothing in this Section may be construed to limit the ability or authority of SBA to exercise its regulatory authority over the Partnership as a licensed small business investment company under the SBIC Act.
Section 4.04 Effective Date of Incorporated SBIC Act Provisions.
(a)	Any section of this Agreement which relates to Debentures issued by the Partnership and incorporates or refers to the SBIC Act or any provision of the SBIC Act (including, without limitation, 13 C.F.R. §§ 107.1810(i), 107.1820, and 107.1830 — 107.1850)) will, with respect to each Debenture, be deemed to refer to the SBIC Act or such SBIC Act provision as in effect on the date on which the Debenture was purchased from the Partnership.

(b)	Section 4.04(a) will not be construed to apply to:
(i)	the provisions of the SBIC Act which relate to the regulatory authority of SBA under the SBIC Act over the Partnership as a licensed small business investment company; or

(ii)	the rights of SBA under any other agreement between the Partnership and SBA.
(c)	The parties acknowledge that references in this Agreement to the provisions of the SBIC Act relating to SBA’s regulatory authority refer to the provisions as in effect from time to time.
Section 4.05 SBA as Third Party Beneficiary.
SBA will be deemed an express third party beneficiary of the provisions of this Agreement to the extent of the rights of SBA under this Agreement and under the Act. SBA will be entitled to enforce the provisions (including, without limitation, the obligations of each Partner to make capital contributions to the Partnership) for its benefit, as if SBA were a party to this Agreement.
Section 4.06 Interest of the General Partner After Withdrawal.
If the General Partner withdraws as a general partner of the Partnership by notice from SBA as provided in the SBIC Act or otherwise, then the entire interest of the General

Partner in the Partnership will be converted into an interest as a Special Private Limited Partner on the terms provided in Section 8.03.
ARTICLE 5
Partners’ Capital Contributions
Section 5.01 Capital Commitments.
The Private Limited Partners and the General Partner commit to make capital contributions to the Partnership in the amounts set forth by their respective names on Schedule A.
Section 5.02 Capital Contributions by Private Limited Partners.
(a)	All capital contributions to the Partnership by Private Limited Partners must be in cash, except as provided in this Agreement and approved by SBA.

(b)	Each Private Limited Partner will pay as its initial capital contribution to the Partnership an amount to be determined by the General Partner in its sole discretion. The initial capital contribution will be made on the date of formation of the Partnership or on such other date as determined by the General Partner in its sole discretion. The General Partner will give the Private Limited Partners written notice of the amount and due date of the initial capital contribution. Such notice shall be given at least one (1) day before the date on which such capital contribution is due.

(c)	After the date of the initial capital contribution, the Private Limited Partners will pay the remaining balance of their Commitments in such amounts and at such times as will be determined by the General Partner in its sole discretion. The General Partner will give the Private Limited Partners notice before each such payment is due. Each such notice will be given not more than thirty days (30) nor less than one (1) day before the payment to which such notice relates is due, and will specify the date the payment will be due and the percentage of the Private Limited Partners’ Commitments then due.
Section 5.03 Capital Contributions by the General Partner.
(a)	All capital contributions to the Partnership by the General Partner must be in cash, except as provided in this Agreement and approved by SBA.

(b)	The General Partner must pay its Commitment in installments at the same times and in the same percentage amounts as the Private Limited Partners.

(c)	If the Commitment of the General Partner is increased as a result of an increase in the Commitment of the Private Limited Partners or the admission of any Additional Private Limited Partner, the amount of the increased Commitment will be payable by the General Partner in installments, the first of which will be due upon the effectiveness of the increased Commitment and each subsequent installment will be due at the same times and in the same percentage amounts as the Private Limited Partners.

(d)	When the partnership is liquidated, the General Partner will contribute to the Partnership within the time period provided in Treasury Regulation § 1.704-(1)(b)(2)(ii)(b)(3) an amount equal to any deficit balance in its Capital Account after giving effect to its contribution of its Commitment as provided in Section 5.03(a) and (b).
Section 5.04 Additional Private Limited Partners and Increased Commitments.
From time to time after the date of this Agreement, the General Partner and the Board of Directors may, in their discretion, admit one or more new Private Limited Partners (the “Additional Private Limited Partners”) or permit any Private Limited Partner to increase its Commitment under the following terms and conditions:
(a)	Each Additional Private Limited Partner (and Private Limited Partner increasing its Commitment) must execute and deliver to the Partnership a counterpart of this Agreement, or other written instrument, which sets forth:
(i)	the name and address of the Partner,

(ii)	the Commitment of the Partner, and

(iii)	in the case of an Additional Private Limited Partner, the agreement of the Partner to be bound by the terms of this Agreement.
The General Partner shall amend Schedule A to reflect such Additional Private Limited Partner’s name, address and Commitment (or the increase in the Private Limited Partner’s Commitment, as the case may be).
Section 5.05 Conditions to the Commitments of the General Partner and the Private Limited Partners.
(a)	Notwithstanding any provision in this Agreement to the contrary, on the earlier of (i) the completion of the liquidation of the Partnership or (ii) one year from the commencement of the liquidation, the General Partner and the Private Limited Partners will be obligated to contribute any amount of their respective Commitments not previously contributed to the Partnership, if and to the extent that the other Assets of the Partnership have not been sufficient to permit at that time the redemption of all Outstanding Leverage, the payment of all amounts due with respect to the Outstanding Leverage as provided in the SBIC Act, and the payment of all other amounts owed by the Partnership to SBA.

(b)	The provisions of this Section do not apply to the Commitment of any Private Limited Partner whose obligation to make capital contributions has been terminated or who has withdrawn from the Partnership, with the consent of SBA, under a provision of this Article 5 or Article 8 or any agreement, release, settlement or action under any provision of this Agreement. No Private Limited Partner or General Partner has any right to delay, reduce or offset any obligation to contribute capital to the Partnership called under this Section by reason of any counterclaim or right to offset by the Partner or the Partnership against SBA.
Section 5.06 Termination of the Obligation to Contribute Capital.
(a)	Any Private Limited Partner may elect to terminate its obligation in whole or in part to make a capital contribution required under this Agreement, or upon demand by the General Partner, will no longer be entitled to make such capital contribution, if the Private Limited Partner or the General Partner obtains an opinion of counsel as provided under Section 5.07 to the effect that making such contribution would require the Private Limited Partner to withdraw from the Partnership under Section 8.06 through Section 8.10.

(b)	Upon receipt by the General Partner of a notice and opinion as provided under Section 5.07, unless cured within the period provided under Section 5.08, the Commitment of the Private Limited Partner delivering the opinion will be deemed to be reduced by the amount of such unfunded capital contribution and this Agreement will be deemed amended to reflect a corresponding reduction of aggregate Commitments to the Partnership.
Section 5.07 Notice and Opinion of Counsel.
(a)	A copy of any opinion of counsel issued as described in Section 5.06 or Section 8.06 through Section 8.10 must be sent by the General Partner to SBA, together with (i) the written notice of the election of the Private Limited Partner or (ii) the written demand of the General Partner, to which the opinion relates.

(b)	An opinion rendered to the Partnership as provided in Section 5.06 or Section 8.06 through Section 8.10 will be deemed sufficient for the purposes of those Sections only if the General Partner and SBA each approve (i) the counsel rendering the opinion, and (ii) the form and substance of the opinion.

Section 5.08 Cure, Termination of Capital Contributions and Withdrawal.
(a)	Unless within ninety (90) days after the giving of written notice and opinion of counsel, as provided in Section 5.06, the Private Limited Partner or the Partnership eliminates the necessity for termination of the obligation of the Private Limited Partner to make further capital contributions or for the withdrawal of the Private Limited Partner from the Partnership in whole or in part to the reasonable satisfaction of the Private Limited Partner and the General Partner, the Private Limited Partner will withdraw from the Partnership in whole or in part to the extent required, effective as of the end of the ninety (90) day period.

(b)	Subject to the provisions of Section 5.10, in its discretion the General Partner may waive all or any part of the ninety (90) day cure period and cause such termination of capital contributions or withdrawal to be effective at an earlier date as stated in the waiver.

(c)	Any distributions made to a Private Limited Partner with respect to such Partner’s withdrawal under this Section will be subject to and made as provided in Section 8.11.
Section 5.09 Failure to Make Required Capital Contributions.
The Partnership is entitled to enforce the obligations of each Partner to make the contributions to capital specified in this Agreement. The Partnership has all rights and remedies available at law or equity if any such contribution is not so made.
Section 5.10 Notice and Consent of SBA with respect to Capital Contribution Defaults.
(a)	The Partnership must give SBA prompt written notice of any failure by a Private Limited Partner to make any capital contribution to the Partnership required under this Agreement when due, which failure continues beyond any applicable grace period specified in this Agreement.

(b)	Unless SBA has given its prior consent or the provisions of subsection (c) of this Section have become applicable, the Partnership will not (i) take any action (including entering into any agreement (whether oral or written), release or settlement with any Partner) which defers, reduces, or terminates the obligations of the Partner to make contributions to the capital of the Partnership, or (ii) commence any legal proceeding or arbitration, which seeks any such deferral, reduction or termination of such obligation. Without the consent of SBA (including SBA’s deemed consent under subsection (c) of this Section) no such agreement, release, settlement or action taken will be effective with respect to the Partnership or any Partner.

(c)	If the Partnership has given SBA thirty (30) days prior written notice of any proposed legal proceeding, arbitration or other action described under subsection (b) of this Section with respect to any default by a Private Limited Partner in making any capital contribution to the Partnership, and the Partnership has not received written notice from SBA that it objects to the proposed action within the thirty (30) day period, then SBA will be deemed to have consented to the proposed Partnership action.

(d)	Any notice given by the Partnership to SBA under this Section must:
(i)	be given by separate copies directed to each of the Investment Division and the Office of the General Counsel of SBA;

(ii)	explicitly state in its caption or first sentence that the notice is being given with respect to a specified default by a Private Limited Partner in making a capital contribution to the Partnership and a proposed legal proceeding, arbitration, agreement, release, settlement or other action with respect to that default; and

(iii)	state the nature of the default, the identity of the defaulting Private Limited Partner, and the nature and terms of the proposed legal proceeding, arbitration, agreement, release, settlement or other action with respect to that default.
ARTICLE 6
Adjustment of Capital Accounts
Section 6.01 Establishment of Capital Accounts.
There will be established on the books of the Partnership an Opening Capital Account for each Partner in accordance with the definitions and methods of allocation prescribed in this Agreement.
Section 6.02 Time of Adjustment of Capital Accounts.
Allocations will be made to the Opening Capital Account of each Partner in accordance with Section 6.03, as of the following dates:
(i)	the close of each fiscal year of the Partnership;

(ii)	the day before the date of the admission of an Additional Private Limited Partner or an increase in any Private Limited Partner’s Commitment;

(iii)	the day before the dissolution of the Partnership;

(iv)	the date of a distribution; and

(v)	such other dates as this Agreement may provide.
Section 6.03 Adjustments to Capital Accounts.
(a)	As of the times stated in Section 6.02, allocations will be made to the Opening Capital Accounts of the Partners to arrive at each Partner’s Closing Capital Account for the period in the following order and amounts:
(i)	The amount of any capital contributions paid by each Partner during such period will be credited to the Partner’s Opening Capital Account (other than capital contributions referred to in clause (i) of the definition of “Opening Capital Account” in Article 1); provided, however, that any such capital contribution will be credited to the Partner’s Opening Capital Account on the later of the date the capital contribution was due or the date on which the capital contribution was actually received by the Partnership;

(ii)	The amount of any distributions made to each Partner during the period will be debited against the Partner’s Opening Capital Account;

(iii)	Net Profits will be credited and Net Losses will be debited to the Opening Capital Accounts of the Partners as follows: 99.99% to the Private Limited Partners pro rata in accordance with their respective current Funded Commitment Amount and 0.01% to the General Partner.
(b)	Notwithstanding the provisions of Section 6.03(a)(iii):
(i)	at such time as the Capital Account of the General Partner or any Private Limited Partner is reduced to zero, the balance of all Net Losses will be allocated:
(A)	first, to the remaining Capital Accounts of the General Partner and Private Limited Partners which have not been reduced to zero (to be apportioned among them in accordance with their respective positive Capital Accounts); and

(B)	second, after the Capital Accounts of all Private Limited Partners have been reduced to zero, then the balance to the General Partner.
(ii)	If Net Losses are allocated in accordance with the foregoing clause (i), any Net Profits that are required to be allocated after such special allocation of Net Losses as provided in the foregoing clause will be allocated:
(A)	first, to the General Partner until the effect of the special allocation of Net Losses under clause (i)(B) is reversed and eliminated; and

(B)	second, to the General Partner and Private Limited Partners to whom the allocation of such Net Losses has been made under clause (i)(A) until the effect of such special allocation of Net Losses has been reversed and eliminated.
(c)	To the extent not otherwise accomplished by the provisions of Section 6.03(a) and Section 6.03(b), the Opening Capital Accounts of the Partners will be adjusted to effect any allocation of any item of income, gain, loss, deduction or credit to a Partner required by the Code.
Section 6.04 Tax Matters.
(a)	If at the end of a fiscal year of the Partnership, a Private Limited Partner unexpectedly receives an adjustment, allocation, or distribution described in clauses (4), (5) and (6) of Treasury Regulation § 1.704 — 1(b)(2)(ii) and that adjustment, allocation, or distribution reduces that Private Limited Partner’s Opening Capital Account below zero (0), then the Private Limited Partner will be allocated all items of income and gain of the Partnership for that year and for all subsequent fiscal years until the deficit balance has been eliminated as provided in Treasury Regulation § 1.704 — 1(b)(2)(ii)(d), as quickly as possible. If any such unexpected adjustment, allocation or distribution creates a deficit balance in the Opening Capital Accounts of more than one Private Limited Partner in any fiscal year, all items of income and gain of the Partnership for the fiscal year and all subsequent fiscal years will be allocated among all such Private Limited Partners in proportion to their respective deficit balances until such balances have been eliminated. If any allocation is made pursuant to this paragraph, subsequent allocations shall be made (in a manner consistent with this paragraph) to offset the effects of such prior allocation. This provision is intended to qualify as a “qualified income offset” within the meaning of Treasury Regulation § 1.704-1(b)(2)(ii)(d).

(b)	For Federal, state and local income tax purposes, each item of Partnership income, credit, gain or loss will be allocated among the Partners as provided in Section 6.03.

(c)	The General Partner has the power to make such allocations and to take such actions necessary under the Code or other applicable law to effect and to maintain the substantial economic effect of allocations made to the Partners under Section 704(b) of the Code. All allocations made and other actions taken by the General Partner under this paragraph will be consistent to the maximum extent possible with the provisions of this Agreement.

(d)	The General Partner is the “tax matters partner,” as the term is used in the Code.

(e)	The General Partner is expressly authorized to (i) elect that the Partnership be classified as a partnership for federal tax purposes, and (ii) to make any election or other action on behalf of the Partnership permitted under the Code with respect to the election of that tax classification.

(f)	The General Partner must keep the Partners informed of all administrative and judicial proceedings with respect to Partnership tax returns or the adjustment of Partnership items. Any Partner who enters into a settlement agreement with respect to Partnership items must promptly give the General Partner notice of the settlement agreement and terms that relate to Partnership items.

(g)	In the event of any admission of any Additional Private Limited Partner or transfer by any Private Limited Partner of its Partnership interest, the General Partner will allocate items of income, credit, gain or loss in accordance with the Code and may make such elections under the Code as the General Partner determines to be necessary or appropriate.

(h)	Anything contained in this Agreement to the contrary notwithstanding, if the Partnership is deemed liquidated within the meaning of Treasury Regulation § 1.704-1(b) (2)(ii)(g) but has not dissolved under Section 8.01(a), then the assets of the Partnership will, after provision for payment to creditors, be deemed distributed to the Partners in accordance with Treasury Regulation § 1.704-1(b)(2)(ii)(b)(2) and immediately recontributed to the Partnership and the General Partner must make the contributions contemplated by Section 5.03(d).

ARTICLE 7
Distributions
Section 7.01 Distributions to Partners.
(a)	The Partnership may make distributions of cash and/or property, if any, at such times as the SBIC Act permits and at such times and in such amounts that the General Partner determines. Subject to the remaining provisions of this Article 7 and Article 8, all distributions shall be made in proportion to the respective Capital Accounts of the Partners as calculated immediately before such distribution.
Section 7.02 Distributions of Noncash Assets in Kind.
(a)	Subject to the provisions of the SBIC Act and the provisions of this Section, the Partnership at any time may distribute Noncash Assets in kind.

(b)	Any distribution of Noncash Assets will be made pro rata among the Partners (based upon the respective amounts which each Partner would be entitled to receive if the distribution were made in cash) with respect to the distribution of each Noncash Asset.

(c)	Distributions of Noncash Assets in kind before the dissolution of the Partnership will be made only (i) if the Noncash Assets are Distributable Securities or (ii) with the prior approval of fifty-one percent (51%) in interest of the Private Limited Partners.

(d)	Subject to the SBIC Act, Noncash Assets distributed in kind under this Section 7.02 will be subject to such conditions and restrictions as are legally required, including, without limitation, such conditions and restrictions required to assure compliance by the Partners and/or the Partnership with the aggregation rules and volume limitations under Rule 144 promulgated under the Securities Act.

(e)	In the event the Partnership distributes an asset in kind, the Partnership shall treat each asset so distributed as though it were sold and the resulting Net Profit or Net Loss shall be allocated in accordance with Article 6.
Section 7.03 Distributions for Payment of Tax.
Subject to the SBIC Act, the Partnership will at all times be entitled, but under no obligation, to make payments with respect to any Partner in amounts required to discharge any legal obligation of the Partnership to withhold or make payments to any governmental authority with respect to any Federal, state or local tax liability of the Partner arising as a result of the Partner’s interest in the Partnership. Each such payment will be debited to such Partner’s Capital Account, as provided in Section 6.03(a)(ii).

Section 7.04 Distributions Violative of the Act Prohibited.
Anything contained in this Agreement to the contrary notwithstanding, no distribution may be made by the Partnership if and to the extent that such distribution would violate Section 17-607 of the Act.
Section 7.05 Reinvestment of Distributable Amounts.
Notwithstanding anything contained in this Agreement to the contrary, the Partnership may reinvest or hold for reinvestment any proceeds received from an investment in a Portfolio Company.
ARTICLE 8
Dissolution, Liquidation, Winding Up and Withdrawal
Section 8.01 Dissolution.
(a)	The Partnership will be dissolved upon the first to occur of the following:
(i)	subject to Section 8.04 of this Agreement, an event of withdrawal (as defined in Section 17-402 of the Act) of the General Partner;

(ii)	the later of:
(A)	the close of business on December 31 2018;

(B)	ten (10) years from the formation of the Partnership; or

(C)	two years after all Outstanding Leverage has matured; or
(iii)	the determination of the Partners to dissolve and terminate the Partnership as provided in Section 8.01(c).
(b)	The Partnership will not dissolve upon the withdrawal, dissolution, bankruptcy, death or adjudication of incompetence or insanity of any Private Limited Partner.

(c)	Seventy-five percent (75%) in interest of the Private Limited Partners may elect to dissolve the Partnership by giving notice to each Partner and SBA of the election. Any notice of an election to dissolve the Partnership may only be given:
(i)	on or after the later to occur of: (A) December 31, 2018 or (B) ten (10) years from the formation of the Partnership;

(ii)	if all Outstanding Leverage has been repaid or redeemed; and

(iii)	if all amounts due SBA, its agent or trustee have been paid.
Any election to dissolve the Partnership given under this Section 8.01(c) will not be effective until the later of: (A) sixty (60) days from the date the notice is given to all parties or (B) the effective date of dissolution stated in the notice.
Section 8.02 Winding Up.
(a)	Subject to the SBIC Act and Section 8.03, when the Partnership is dissolved, the property and business of the Partnership will be liquidated by the General Partner or if there is no General Partner or the General Partner is unable to act, a person designated by the holders of fifty-one percent (51%) in interest of the Private Limited Partners.

(b)	Within a reasonable period (and subject to the requirements of Treasury Regulation §§ 1.704-1(b)(ii)(g) and 1.704-1(b)(2)(ii)(b)(2)) after the effective date of dissolution of the Partnership, the affairs of the Partnership will be wound up and the Partnership’s assets will be distributed as provided in the SBIC Act and the Act.
Section 8.03 Withdrawal of the General Partner.
(a)	Except as provided in Section 4.03 and Section 4.06, the General Partner may not withdraw or resign as the general partner of the Partnership without the prior written consent of fifty-one percent (51%) in interest of the Private Limited Partners.

(b)	To the extent required by the SBIC Act, no transfer of the interest of the General Partner, or any portion of such interest, will be effective without the consent of SBA.

(c)	Except as provided in Section 8.03(b), Section 10.01(b), Section 10.01(d), or Section 10.01(f), any person who acquires the interest of the General Partner, or any portion of such interest, in the Partnership, will not be a General Partner but will become a special private limited partner (a “Special Private Limited Partner”) upon its written acceptance and adoption of all the terms and provisions of this Agreement. Such person will acquire no more than the interest of the General Partner in the Partnership as it existed on the date of the transfer, but will not be entitled to any priority given to the Private Limited Partners, its successors and assigns, in respect of the interest. No such person will have any right to participate in the management of the affairs of the Partnership or to vote with the Private Limited Partners, and the interest acquired by such person will be disregarded in determining whether any action has been taken by any percentage of the limited partnership interests.

(d)	Upon an event of withdrawal of the General Partner without continuation of the Partnership as provided in Section 8.04, the affairs of the Partnership will be wound up in accordance with the provisions of Section 8.02.
Section 8.04 Continuation of the Partnership After the Withdrawal of the General Partner.
Upon the occurrence of an event of withdrawal (as defined in the Act) of the General Partner, the Partnership will not be dissolved, if, within ninety (90) days after the event of withdrawal, fifty-one percent (51%) in interest of the Private Limited Partners agree in writing to continue the business of the Partnership and to the appointment of one or more additional general partners (subject to the approval of SBA), effective as of the date of withdrawal of the General Partner.
Section 8.05 Withdrawals of Capital.
Except as specifically provided in this Agreement, withdrawals by a Partner of any amount of its Capital Account are not permitted.
Section 8.06 Withdrawal by ERISA Regulated Pension Plans.
Notwithstanding any other provision of this Agreement, any Private Limited Partner that is an “employee benefit plan” within the meaning of, and subject to the provisions of, ERISA, may elect to withdraw from the Partnership in whole or in part, or upon demand by the General Partner must withdraw from the Partnership in whole or in part, if either such Private Limited Partner or the General Partner obtains an opinion of counsel to the effect that, as a result of ERISA, (i) the withdrawal of the Private Limited Partner from the Partnership to such extent is required to enable the Private Limited Partner to avoid a violation of, or breach of the fiduciary duties of any person under ERISA (other than a breach of the fiduciary duties of any such person based upon the investment strategy or performance of the Partnership) or any provision of the Code related to ERISA or (ii) all or any portion of the assets of the Partnership (as opposed to the Private Limited Partner’s partnership interest) constitute assets of the Private Limited Partner for purposes of ERISA and are subject to the provisions of ERISA to substantially the same extent as if owned directly by the Private Limited Partner.

Section 8.07 Withdrawal by Government Plans Complying with State and Local Law.
Notwithstanding any other provision of this Agreement, any Private Limited Partner that is a “government plan” within the meaning of ERISA may elect to withdraw from the Partnership in whole or in part, or upon demand by the General Partner must withdraw from the Partnership in whole or in part, if either such Private Limited Partner or the General Partner obtains an opinion of counsel to the effect that as a result of state statutes, regulations, case law, administrative interpretations or similar authority applicable to the “government plan”, the withdrawal of such Private Limited Partner from the Partnership to such extent is required to enable the Private Limited Partner or the Partnership to avoid a violation (other than a violation based upon the investment performance of the Partnership) of the applicable state law.
Section 8.08 Withdrawal by Government Plans Complying with ERISA.
Notwithstanding any other provision of this Agreement, any Private Limited Partner that is a “government plan” within the meaning of ERISA may elect to withdraw from the Partnership in whole or in part, if the “government plan” obtains an opinion of counsel to the effect that, as a result of ERISA, (i) the withdrawal of the “government plan” from the Partnership to such extent would be required if it were an “employee benefit plan” within the meaning of, and subject to the provisions of, ERISA, to enable the “government plan” to avoid a violation of, or breach of the fiduciary duties of any person under ERISA (other than a breach of the fiduciary duties of any such person based upon the investment strategy or performance of the Partnership) or any provision of the Code related to ERISA or (ii) all or any portion of the assets of the Partnership would constitute assets of the “government plan” for the purposes of ERISA, if the “government plan” were an “employee benefit plan” within the meaning of, and subject to the provisions of, ERISA and would be subject to the provisions of ERISA to substantially the same extent as if owned directly by the “government plan.”
Section 8.09 Withdrawal by Tax Exempt Private Limited Partners.
Notwithstanding any other provision of this Agreement, any Private Limited Partner that is exempt from taxation under Section 501(a) or 501(c)(3) of the Code may elect to withdraw from the Partnership in whole or in part, if the Private Limited Partner obtains an opinion of counsel to the effect that as a result of applicable statutes, regulations, case law, administrative interpretations or similar authority, the withdrawal of the Private Limited Partner from the Partnership to such extent is required to enable the tax exempt Private Limited Partner to avoid loss of its tax exempt status under Section 501(a) or 501(c)(3) of the Code.

Section 8.10 Withdrawal by Registered Investment Companies.
Notwithstanding any other provision of this Agreement, any Private Limited Partner that is an “investment company” subject to registration under the Investment Company Act, may elect to withdraw from the Partnership in whole or in part, or upon demand by the General Partner must withdraw from the Partnership in whole or in part, if either such Private Limited Partner or the General Partner obtains an opinion of counsel to the effect that, as a result of the Investment Company Act, the withdrawal of the Private Limited Partner from the Partnership to such extent is required to enable such Private Limited Partner or the Partnership to avoid a violation of applicable provisions of the Investment Company Act or the requirement that the Partnership register as an investment company under the Investment Company Act.
Section 8.11 Distributions on Withdrawal.
(a)	Subject to the provisions of this Section, upon withdrawal under any provision of this Agreement, a Private Limited Partner will have the rights to distributions provided in the Act with respect to distributions to be made to limited partners upon withdrawal from a limited partnership.

(b)	The Partnership will not make any distribution to any Partner in connection with its withdrawal under any provision of this Agreement or the Act, unless the distribution is permitted by the SBIC Act and SBA has given its consent to such distribution before the distribution is made.

(c)	Except in the case of distributions made as permitted under subsection (b), the right of any Partner to receive any distribution from the Partnership as a result of such Partner’s withdrawal, including any right any Partner may have as a creditor of the Partnership with respect to the amount of any such distribution, is subordinate to any amount due to SBA by the Partnership.

(d)	Except as otherwise explicitly permitted under the SBIC Act or this Agreement, no Private Limited Partner may withdraw from the Partnership prior to liquidation.
ARTICLE 9
Accounts, Reports and Auditors
Section 9.01 Books of Account.
(a)	The Partnership must maintain books and records in accordance with the provisions of the SBIC Act regarding financial accounts and reporting and, except as otherwise provided in this Agreement, generally accepted accounting principles.
(b)	The books and records of the Partnership must be kept at the principal place of business of the Partnership. Subject to Section 9.01(c) below, each Partner will have access, upon reasonable notice and during regular business hours, to all books and records of the Partnership for all proper purposes as a Partner of the Partnership. Subject to Section 9.01(c) below, each Partner will have the right to receive copies of such books and records, subject to payment of the reasonable costs of such copies.

(c)	The Partnership will not be required to disclose any confidential or proprietary information received by the Partnership in connection with its investment operations, except for any disclosure to SBA required by the SBIC Act.
Section 9.02 Audit and Report.
(a)	The financial statements of the Partnership must be audited and certified as of the end of each fiscal year by a firm of independent certified public accountants selected by the Partnership.

(b)	Within one hundred twenty (120) days of the end of each fiscal year, the Partnership must prepare and mail to each Partner a report prepared in accordance with the provisions of the SBIC Act regarding financial reporting, setting forth as at the end of the fiscal year:
(i)	a balance sheet of the Partnership;

(ii)	a statement of operations for the year;

(iii)	a statement of cash flows;

(iv)	a statement of changes in partners’ capital, and such Partner’s Closing Capital Account;

(v)	a statement of the Assets, valued as provided under this Agreement;

(vi)	the amount of such Partner’s share in the Partnership’s taxable income or loss for the year, in sufficient detail to enable it to prepare its Federal, state and other tax returns;

(vii)	any other information the General Partner, after consultation with any Private Limited Partner requesting the same, deems necessary or appropriate;

(viii)	upon request by any Partner, such other information as is needed by such Partner in order to enable it to file any of its tax returns; and

(ix)	such other information as any Partner may reasonably request for the purpose of enabling it to comply with any reporting or filing requirements imposed by any statute, rule, regulation or otherwise by any governmental agency or authority.
The items set forth in clauses (i), (ii), (iii), (iv) and (v) will be certified by the firm of independent certified public accountants selected by the Partnership

(c)	Within sixty (60) days of the end of each of the first three fiscal quarters, the Partnership will prepare and mail to each Partner a report of the General Partner prepared in accordance with the provisions of the SBIC Act regarding financial reporting setting forth the information described in Section 9.02(b), identifying the securities held by the Partnership and stating the amount of each security held and the cost and value thereof as determined under Section 3.08.

(d)	The financial reports and information provided to the Partners pursuant to this Section 9.02 are dependant upon information being provided to the General Partner by portfolio companies and other third parties. Therefore, notwithstanding the time periods set forth in this Section 9.02, such reports and information may be provided to the Partners after the expiration of such time periods, but as soon as reasonably practical, following receipt of all financial and other information from each portfolio company and other third parties as is necessary or desirable to prepare such documents.
Section 9.03 Fiscal Year.
The fiscal year of the Partnership will be a twelve-month year (except for the first and last partial years, if any) ending on December 31.
ARTICLE 10
Miscellaneous
Section 10.01 Assignability.
(a)	No Private Limited Partner may transfer, assign, pledge or otherwise grant a security interest in its or his interest in the Partnership or in this Agreement, except:

(i)	by operation of law;

(ii)	to a receiver or trustee in bankruptcy for that Partner; or

(iii)	with the prior written consent of the General Partner (which consent may be withheld in the reasonable discretion of the General Partner).
(b)	No General Partner or Private Limited Partner may transfer any interest of ten percent (10%) or more in the capital of the Partnership without the prior approval of SBA.

(c)	The General Partner may not assign, pledge or otherwise grant a security interest in its interest in the Partnership or in this Agreement, except with the prior consent of SBA and the prior approval of fifty one percent (51%) in interest of the Private Limited Partners.

(d)	No transfer of any interest in the Partnership will be allowed if such transfer or the actions to be taken in connection with that transfer would:
(i)	result in any violation of the SBIC Act;

(ii)	result in a violation of any law, rule or regulation by the Partnership;

(iii)	cause the termination or dissolution of the Partnership;

(iv)	cause the Partnership to be classified other than as a partnership for Federal income tax purposes;

(v)	result in a violation of any federal, state or foreign securities laws or require registration or qualification under any federal, state or foreign securities laws;

(vi)	require the Partnership to register as an investment company under the Investment Company Act;

(vii)	require the Partnership, the General Partner or the Investment Adviser/Manager to register as an investment adviser under the Investment Advisers Act; or

(viii)	result in a termination of the Partnership for Federal or state income tax purposes.

(e)	If a natural person Private Limited Partner dies or become incapacitated, his or her legal representative will, upon execution of a counterpart of this Agreement, be substituted as a Private Limited Partner, subject to all the terms and conditions of this Agreement.

(f)	Any transferee of any interest in the Partnership by a transfer in compliance with this Section will become a substituted Partner under this Agreement upon delivery and execution of a counterpart of this Agreement, will have the same rights and responsibilities under this Agreement as its assignor and will succeed to the Capital Account and balances thereof.
Section 10.02 Binding Agreement.
Subject to the provisions of Section 10.01, this Agreement is binding upon, and inures to the benefit of, the heir, successor, assign, executor, administrator, committee, guardian, conservator or trustee of any Partner.
Section 10.03 Gender.
As used in this Agreement, masculine, feminine and neuter pronouns include the masculine, feminine and neuter; and the singular includes the plural.
Section 10.04 Notices.
(a)	All notices under this Agreement must be in writing and may be given by personal delivery, telex, facsimile, telegram, private courier service or registered or certified mail.

(b)	A notice is deemed to have been given:
(i)	by personal delivery, telex, telegram, facsimile or private courier service, as of the day of delivery of the notice to the addressee; and

(ii)	by mail, as of the fifth (5th) day after the notice is mailed.
(c)	Notices must be sent to:
(i)	the Partnership, at the address of the General Partner in the Certificate of Limited Partnership, or such other address or addresses as to which the Partners have been given notice;

(ii)	the Private Limited Partners, at the addresses in Schedule A attached to this Agreement (as Schedule A may be amended from time to time) or such other addresses as to which the Partnership has been given notice; and

(iii)	SBA, at the address of the Investment Division of SBA and, if so required under any Section of this Agreement, in duplicate at the address of the Office of the General Counsel of SBA.
Section 10.05 Consents and Approvals.
A consent or approval required to be given by any party under this Agreement will be deemed given and effective for purposes of this Agreement only if the consent or approval is:
(i)	given by such party in writing, and

(ii)	delivered by such party to the party requesting the consent or approval in the manner provided for notices to such party under Section 10.04.
Section 10.06 Counterparts.
This Agreement and any amendment to this Agreement may be executed in more than one counterpart with the same effect as if the parties executed one counterpart as of the day and year first above written on this Agreement or any such amendment. To be effective, each separate counterpart must be executed by the General Partner.
Section 10.07 Amendments.
(a)	This Agreement may not be amended except by an instrument in writing executed by the holders of fifty one percent (51%) in interest of the Private Limited Partners who have not withdrawn as of the effective date of that amendment and the General Partner, and approved by SBA.

(b)	In addition to the requirements in Section 10.06 and Section 10.07(a), any amendment that:
(i)	increases the amount of a Private Limited Partner’s Commitment requires that Partner’s consent;

(ii)	may cause a Private Limited Partner to become liable as a general partner of the Partnership requires the written consent of all Partners; or

(iii)	amends this Section 10.07 requires the consent of all Partners.

(c)	Each Private Limited Partner consents to:
(i)	the admission of Additional Private Limited Partners and the increase in any Private Limited Partner’s Commitment in accordance with Section 5.04;

(ii)	the transfer of a Partner’s interest in accordance with Section 10.01 and the admission of a substituted Partner under such transfer;

(iii)	any amendment of this Agreement or the Certificate of Limited Partnership necessary to effect such transfer or admission;

(iv)	any amendment of this Agreement or the Certificate of Limited Partnership to comply with or conform to any amendments of applicable laws governing the Partnership; and

(v)	any amendments required by the SBA.
(d)	The General Partner must distribute to each Private Limited Partner and SBA a copy of:
(i)	any Certificate of Amendment to the Certificate of Limited Partnership, and

(ii)	any amendment to this Agreement.
(e)	Copies of any Certificate of Amendment to the Certificate of Limited Partnership, and any amendment to this Agreement must be distributed in the same manner as provided for notices in Section 10.04.
Section 10.08 Power of Attorney.
(a)	Each Private Limited Partner appoints the General Partner, and each general partner of the General Partner, as its true and lawful representative and attorney-in-fact, in its name, place and stead, to make, execute, sign and file:
(i)	any amendments of this Agreement necessary to reflect:
(A)	the transfer of a Partner’s interest in accordance with Section 10.01;

(B)	the admission of a substituted Private Limited Partner under Section 10.01;

(C)	the admission of an Additional Private Limited Partner under Section 5.04;

(D)	an amendment of this Agreement adopted by the Partners in accordance with the provisions Section 10.07; and
(ii)	all instruments, documents and certificates which, from time to time, may be required by the law of the United States of America, the State of Delaware or any other state in which the Partnership determines to do business, or any political subdivision or agency thereof, to execute, implement and continue the valid and subsisting existence of the Partnership and in conformance to the provisions of this Agreement.
(b)	The General Partner and its partners, as representatives and attorneys-in-fact, do not have any rights, powers or authority to amend or modify this Agreement when acting in such capacity, except as expressly provided in this Agreement. This power of attorney is coupled with an interest and will continue in full force and effect notwithstanding the subsequent death or incapacity of such party.
Section 10.09 Applicable Law.
This Agreement is governed by, and construed in accordance with, applicable Federal laws and the laws of the State of Delaware.
Section 10.10 Severability.
If any one or more of the provisions contained in this Agreement, or any application of any such provision, is invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement and all other applications of any such provision will not in any way be affected or impaired.
Section 10.11 Entire Agreement.
This Agreement, and all other written agreements executed by or on behalf of the General Partner and/or the Private Limited Partners and executed or approved in writing by SBA, up to and including the date of this Agreement (such other written agreements, collectively, the “SBA Agreements”), state the entire understanding among the parties relating to the subject matter of this Agreement and the SBA Agreements. Any and all prior conversations, correspondence, memoranda or other writings are merged in, and replaced by this Agreement and the SBA Agreements, and are without further effect on this Agreement and the SBA

Agreements. No promises, covenants, representations or warranties of any character or nature other than those expressly stated in this Agreement and the SBA Agreements have been made to induce any party to enter into this Agreement or any SBA Agreement.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of date set forth above.

General Partner:

Fidus Investment GP, LLC

Edward H. Ross
As manager of Fidus Investment Advisors, LLC,
the manager of Fidus Investment GP, LLC
Private Limited Partner signatures on following pages

PRIVATE LIMITED PARTNER SIGNATURE PAGE TO
SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF FIDUS MEZZANINE CAPITAL, L.P. (as amended)
By signing this Signature Page, the undersigned (i) hereby accepts and agrees to become a Private Limited Partner under, to be a party to, to be bound by and to perform all the terms and provisions of a Private Limited Partner under that certain Second Amended and Restated Agreement of Limited Partnership of Fidus Mezzanine Capital, L.P., dated as of _________ __, 2011, as it may be amended from time to time (the “Partnership Agreement”) subject only to acceptance by the General Partner of Fidus Mezzanine Capital, L.P. (the “General Partner”), and (ii) hereby executes the Partnership Agreement and authorizes this Signature Page to be attached to a counterpart of such Agreement upon acceptance by the General Partner.
Dated this ____ day of ___________________, 2011.

PLEASE SIGN BELOW IF AN ENTITY:

Fidus Investment Corporation

Name of Entity

By:

Name:	Edward H. Ross

Title:	President and Chief Executive Officer

SCHEDULE A

Partners and Commitments
Schedule A is on file at the offices of the Partnership and with the SBA.

EXHIBIT I
Valuation Guidelines
General
The General Partner and the Board of Directors have the responsibility for determining the asset value of each of the loans and investments and of the portfolio in the aggregate.
Loans and investments shall be valued individually and in the aggregate at least semi-annually — as of the end of the second quarter of the fiscal year-end and as of the end of the fiscal year.
Fiscal year-end valuations are audited as set forth in SBA’s Accounting Standards and Financial Reporting Requirements for Small Business Investment Companies.
This Valuation Policy is intended to provide a consistent, conservative basis for establishing the asset value of the portfolio. This Valuation Policy presumes that loans and investments are acquired with the intent that they are to be held until maturity or disposed of in the ordinary course of business.
Interest-Bearing Securities
Loans shall be valued in an amount not greater than cost with Unrealized Depreciation being recognized when value is impaired. The valuation of loans and associated interest receivables on interest-bearing securities should reflect the portfolio concern’s current and projected financial condition and operating results, its payment history and its ability to generate sufficient cash flow to make payments when due.
When a valuation relies more heavily on asset versus earnings approaches, additional criteria should include the seniority of the debt, the nature of any pledged collateral, the extent to which the security interest is perfected, the net liquidation value of tangible business assets, and the personal integrity and overall financial standing of the owners of the business. In those instances where a loan valuation is based on an analysis of certain collateralized assets of a business or assets outside the business, the valuation should, at a minimum, consider the net liquidation value of the collateral after reasonable selling expenses. Under no circumstances, however, shall a valuation based on the underlying collateral be considered as justification for any type of loan appreciation.
Appropriate unrealized depreciation on past due interest which is converted into a security (or added to an existing security) should be recognized when collection is doubtful. Collection is presumed to be in doubt when one or both of the following conditions occur: (i) interest payments are more than 120 days past due; or (ii) the small concern is in bankruptcy, insolvent, or there is substantial doubt about its ability to continue as a going concern.
The carrying value of interest bearing securities shall not be adjusted for changes in interest rates.
Valuation of convertible debt may be adjusted to reflect the value of the underlying equity security net of the conversion price.

Equity Securities — Private Companies
Investment cost is presumed to represent value except as indicated elsewhere in these guidelines.
Valuation should be reduced if a company’s performance and potential have significantly deteriorated. If the factors which led to the reduction in valuation are overcome, the valuation may be restored.
The anticipated pricing of a Small Concern’s future equity financing should be considered as a basis for recognizing Unrealized Depreciation, but not for Unrealized Appreciation. If it appears likely that equity will be sold in the foreseeable future at a price below the licensee’s current valuation, then that prospective offering price should be weighed in the valuation process.
Valuation should be adjusted to a subsequent significant equity financing that includes a meaningful portion of the financing by a sophisticated, unrelated new investor. A subsequent significant equity financing that includes substantially the same group of investors as the prior financing should generally not be the basis for an adjustment in valuation. A financing at a lower price by a sophisticated new investor should cause a reduction in value of the prior securities.
If substantially all of a significant equity financing is invested by an investor whose objectives are in large part strategic, or if the financing is led by such an investor, it is generally presumed that no more than 50% of the increase in investment price compared to the prior significant equity financing is attributable to an increased valuation of the company.
Where a company has been self-financing and has had positive cash flow from operations for at least the past two fiscal years, asset value may be increased based on a very conservative financial measure regarding P/E ratios or cash flow multiples, or other appropriate financial measures of similar publicly-traded companies, discounted for illiquidity. Should the chosen valuation cease to be meaningful, the valuation may be restored to a cost basis, or if of significant deterioration in performance or potential, to a valuation below cost to reflect impairment.
With respect to portfolio companies that are likely to face bankruptcy or discontinue operations for some other reason, liquidating value may be employed. This value may be determined by estimating the realizable value (often through professional appraisals or firm offers to purchase) of all assets and then subtracting all liabilities and all associated liquidation costs.
Warrants should be valued at the excess of the value of the underlying security over the exercise price.
Equity Securities — Public Companies
Public securities should be valued as follows: (a) For over-the-counter stocks, take the average of the bid price at the close for the valuation date and the preceding two days, and (b) for listed stocks, take the average of the close for the valuation date and the preceding two days.
The valuation of public securities that are restricted should be discounted appropriately until the securities may be freely traded. Such discounts typically range from 10% to 40%, but the discounts can be more or less, depending upon the resale restrictions under securities laws or contractual agreements.
When the number of shares held is substantial in relation to the average daily trading volume, the valuation should be discounted by at least 10%, and generally by more.